EMPLOYMENT AGREEMENT

        THIS AGREEMENT (“Agreement”) is made and entered into effective the 1st day of April, 2004 by and among BIOANALYTICAL SYSTEMS, INC. (“BASi”, “Company”) a corporation organized under the laws of the State of Indiana (“Company”), and Michael R. Cox, (“Employee”) as Chief Financial Officer (CFO) of BASi.

Preliminary Statements:

        A.         BASi provides contract research services, conducting laboratory research on behalf of other businesses, and manufactures and sells analytical chemical and physiology monitoring instruments (“Business”). All are operated to significantly increase the value of the Company.

        B.         Employee is experienced in the Business, and is familiar with the management and operations of the Company. The Company wishes to employ Employee on the terms and conditions contained herein. Employee and the Company view entry into this employment agreement as a mutually beneficial, long-term investment by both parties.

        In consideration of the premises and mutual covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE 1

Term, Compensation, and Benefits

        Section 1.1.    Term    The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, on the terms and conditions set forth in this Agreement until September 30, 2006 (the “Initial Term”). The Initial Term shall be extended for successive one year periods (the “Additional Terms,” and together with the Initial Term, the “Employment Period”), except that if either Employee or Company gives the other party written notice at least ninety days (90) before the end of the Initial Term, or any extended term, then this Agreement shall expire at the end of its then current term. The Employee shall take absences at such time as shall be approved by the Chief Executive Officer.

        Section 1.2.    Compensation and Benefits

        Section 1.2.1.    Salary:    BASi will pay a base salary of $12,500.00 per month. Salary shall be paid in equal semi-monthly installments in arrears. All amounts to be paid hereunder shall be paid in accordance with normal payroll procedures of the Company and shall be subject to all required withholdings and deductions.

        Section 1.2.2.    Stock Options:    To induce the Employee to accept employment the Company grants options to purchase 25,000 BASi common shares to the Employee under the 1997 Employee Incentive Option Plan and amendment. Amount, terms and conditions are described in the attached Draft Example Employee Incentive Option Agreement (Exhibit A). In addition you will receive non-qualified options to purchase 25,000 shares of BASi common stock under the agreement shown in Exhibit C. These grants are given at the discretion of BASi Board of Directors.

        Section 1.2.3.    Bonus:    All employees of BASi are eligible for a bonus grant which is based on the net income of the corporation reaching or exceeding 7% after tax. The distribution of this bonus component is at the discretion of the Compensation Committee of the Board of Directors.

        Section 1.2.4.    Relocation:    Through March 31, 2005 Employee may relocate to the Lafayette area. BASi Human Resources will assist with relocation to the area as described in the BASi Employee Handbook. Employee will be required to complete a Reimbursement Agreement for all relocation expenses.

        Section 1.2.5.    Vacation Policy:    During the initial term, Employee will accumulate one (1) vacation day per month in accordance with policies described in the BASi Employee Handbook. Employee shall also be granted an additional two (2) weeks’ vacation at the start of the initial term, effectively granting employee 15 years seniority. Employee’s compensation shall continue to be paid in full during this period. Any vacation at the end of any year ending on an anniversary date shall carry over to the following one-year period commencing on such anniversary date (the “Following Year”), but shall not carry over beyond the Following Year. Vacation time not used prior to the expiration will be banked for short-term disability as described in the BASi Employee Handbook. If the employee devotes time to BASi by using vacation days while remaining employed by his current employer those days will be added to the initial vacation days granted by BASi for the first year of employment.

        Section 1.2.5.    Other Benefits:    During the Employment Period, the Employee shall be entitled to participate in all employee benefit plans which are generally made available to employees of the Company, subject to the eligibility, qualification, waiting period and other terms and conditions of such plans as they shall be in effect from time to time unless listed herein as exceptions from those terms and conditions. The highlights of the benefits are as follows: group health insurance (after ninety days); two weeks unpaid vacation (optional); term life insurance ($10,000); long term disability insurance; and a 401K deferred tax savings incentive/profit sharing plan. Optional participation benefits include a flexible spending account, dental, vision, and short-term disability.

ARTICLE 2

Duties

        Section 2.1.    Duties:

During the Employment Period, the Employee will be the ranking financial officer of the company. This position will be responsible for the development, implementation, control, and communication of financial plans and policies of BASi.

In partnership with the executive management team, the CFO will play a pivotal role in insuring the financial infrastructure to plan for, support, and position the company for growth.

With the CEO, The CFO will be personally responsible for accuracy and truthfulness of all corporate financial reporting and will mentor the CEO and Board of Directors accordingly.

        Section 2.1.1.    Accounting:    Oversee all accounting activities for the corporation including:

a.	Recruit, train, monitor, and manage corporate accounting staff at all sites in appropriate current practices and regulatory requirements.

b.	Develop, monitor and guide optimization of divisional and corporate performance vs. capital and operating budgets. Optimize cash and debt management.

c.	Assist the Board of Directors Audit Committee with the selection and management of a corporate auditor. Satisfy audit and tax requirements.

d.	Ensure internal controls that meet Board of Directors’ expectations.

e.	Maintain operating and control systems including ERP software.

        Section 2.1.2.    SEC Compliance

a.	Provide accurate, timely financial reports (internal & external) including Sarbanes-Oxley compliance.

b.	Ensure that infrastructure, timeliness, communications, and archiving are appropriate to meet disclosure rules.

c.	Manage external legal and financial advisors to assure timely, cost effective, SEC compliant reporting.

d.	Adopt and fulfill all the obligations of a Certifying Officer of Bioanalytical Systems, Inc. under the Company Disclosure Committee Charter.

        Section 2.1.3.    Finance

a.	Guide, secure, and manage financing needed to meet corporate operating and growth requirements.

b.
Establish credibility and rapport based on personal, candid, truthful, SEC compliant interaction with current and potential investors, market analysts, investment bankers, etc. Balance Investor Relations strategy to satisfy both BASi needs and shareholder expectations.

c.	Participate in selection, valuation and negotiation of mergers, acquisitions, partnerships, licensing and other business building opportunities.

         Section 2.1.4.    Advice and Consent

a.	Participate as a key member of the executive management team.

b.	Interact closely with the Board of Directors, particularly the Audit and Compensation Committees.

c.	Train and lead staff, department heads, the executive team and the Board of Directors on financial issues.

d.	Establish personal credibility throughout the organization by effectively developing solutions to business challenges.

e.	Lead strategic planning.

f.	Guide financial aspects of internal and external client and vendor relations. Advise on all corporate contracts.

g.	Benchmark against competitors, present alternate strategies and become knowledgeable about the drug development and medical device industries.

        Section 2.2.    The Employee shall serve the Company by performing such other services as the Company may reasonably require to conduct the Company’s business. The Company shall also have the absolute right and power to direct and control the Employee in carrying out duties assigned by the Company, including, but not limited to, the right (1) to review, modify and cancel all work performed, and (2) to assign specific duties to be performed, including the general means and manner by which such duties shall be performed. Notwithstanding any other provisions of this Agreement, the Company shall not impose employment duties or constraints of any kind upon the Employee which would require the Employee to violate any ordinance, regulation, statute or other law. The Employee shall devote his full working time, attention and energy to the performances of the duties imposed hereunder. The Employee shall conform to such hours of work as may from time to time reasonably be required of him and shall not be entitled to receive any additional remuneration for work outside his normal hours. The Employee will NOT be held financially, legally, or otherwise liable for any past practices or actions or decisions made by BASi, or its predecessors prior to the start of the Employee’s beginning date of employment.

ARTICLE 3

Confidentiality and Other Matters

        Section 3.1.    Confidentiality Agreement.    The Employee, prior to and during the term of employment under this Agreement, has had and will have access to and has become or will become familiar with information, whether or not originated by the Employee, which is used in or related to the Business or the business of BASi or certain subsidiaries or affiliates of BASi and is (a) proprietary to, about, or created by the Company its subsidiaries or its affiliates; (b) designated as confidential by the Company, its subsidiaries or its affiliates; or (c) not generally known to or ascertainable by proper means by the public (“Confidential Information”).

        Further, the Employee has had and will have access to items proprietary to the Company, its subsidiaries or its affiliates (“Proprietary Items”). “Proprietary Items” shall mean all legally-recognized rights which result from or are derived from the Employee’s work product or the work product of others made for the Company, its subsidiaries or its affiliates, including all past, present and future work product made for the Company, its subsidiaries or its affiliates, or with knowledge, use or incorporation of Confidential Information, including, but not limited to works of authorship, developments, inventions, innovations, designs, discoveries, improvements, trade secrets, trademarks, applications, techniques, know-how and ideas, whether or not patentable or copyrightable, conceived or made or developed by the Employee (solely or in cooperation with others) or others during the term of this Agreement or prior to or during his tenure with the Company, or which are reasonably related to the Business or the business of BAS or certain subsidiaries or affiliates of BAS or the actual or demonstrably anticipated research and development of the Company.

        The Employee agrees that any Confidential Information and Proprietary Items will be treated in full confidence and shall not be used, directly or indirectly, by him, nor shall the same be disclosed to any other firms, organizations, or persons outside of the Company’s employees bound by similar agreement, during the term of this Agreement or at any time thereafter, except as required in the course of his employment with the Company. All Confidential Information and Proprietary Items, whether prepared by the Employee or otherwise, coming into his possession, shall remain the exclusive property of the Company and shall not be permanently removed from the premises of the Company under any circumstances whatsoever, without the prior written consent of the Company.

        The Employee will not be obliged to keep information confidential to the extent that the information has ceased to be confidential and has entered the public domain otherwise than due to the Employee’s acts. The provisions of this Section 3.1 shall be in addition to, and shall not affect, the Employee’s common law duty of fidelity to the Company.

        Section 3.2.    The parties foresee that the Employee may make inventions or create other intellectual property in the course of his duties hereunder and agree that in this respect the Employee has a special responsibility to further the interests of the Company and its affiliates.

        Section 3.3.    The Employee agrees that during the Employee’s employment with the Company and for an additional period of the two (2) years immediately following termination of the Employee’s employment with the Company, the Employee shall not directly or indirectly, as an individual or as a director, officer, contractor, employee, consultant, partner, investor or in any other capacity with any corporation, partnership or other person or entity, other than the Company (an “Other Entity”), (i) contact or communicate any then current material customer or client of the Company in the Business, or any person or entity with which the Company is then engaged in material discussions regarding that person or entity becoming a client or customer of the Company in the Business, for the purpose of inducing any such customer or client to move its account from the Company to another company in the Business; provided, however, that nothing in this sentence shall prevent the Employee from becoming employed by or providing consulting services to any such customer or client of the Company in the Business, or (ii) solicit any other employee of the Company for employment or a consulting or other services arrangement with an Other Entity. The restrictions of this Section 3.3 shall not be deemed to prevent the Employee from owning not more than 5% of the issued and outstanding shares of any class of securities of an issuer whose securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. In the event a court of competent jurisdiction determines that the foregoing restriction is unreasonable in terms of geographic scope or otherwise then the court is hereby authorized to reduce the scope of said restriction and enforce this Section 3.3 as so reduced. If any sentence, word or provision of this Section 3.3 shall be determined to be unenforceable, the same shall be severed herefrom and the remainder shall be enforced as if the unenforceable sentence, word or provision did not exist. Notwithstanding any provision of this Agreement to the contrary, the terms and conditions of this Section 3.3 shall survive for a period of two (2) years following termination of the Employee’s employment with the Company, at which time the terms and conditions of this Section 3.3 shall terminate.

        Section 3.4.    The Employee agrees to abide by all the conditions of the Company Code of Conduct and Ethics.

        Section 3.5.    As CFO, the Employee agrees to adopt and fulfill all the obligations dictated in the Company Disclosure Committee Charter as a Certifying Officer of Bioanalytical Systems, Inc.

ARTICLE 4

As a new employee, your first one hundred eighty days (180) will be a trial period during which BASi can evaluate you and you can evaluate BAS. During this time, employment with BASi is at-will and allows the company or you to terminate the employment relationship for any reason prior to the completion of the trial period.

Termination of Employment

        Section 4.1.     Resignation by the Employee.    The Employee may resign from his employment with the Company at any time after September 30, 2006, by providing written notice to the Company of resignation at least ninety days (90) prior to the effective date of the resignation (the “Resignation Date”). Employee may resign at any time for “good reason,” due to (a) a material breach of this Agreement by the Company which continues after the Employee has given the Company thirty days (30) written notice of such breach, or (b) the assignment to the Employee of duties materially inconsistent with this Agreement other than in accordance with the terms of this Agreement, and the Company has not rectified such assignment within thirty days (30) after the Employee has given the Company written notice of such breach. A termination by the Employee for “good reason” shall entitle the Employee to the same compensation and benefits as if the Employee had been terminated by the Company without cause. In the event of a termination by the Employee for “good reason,” the provisions of Section 3.3 shall not apply and shall be of no force or effect. Upon any resignation by the Employee, the Employee shall use reasonable best efforts to assist the Company in good faith to effect a smooth transition. If employee voluntarily resigns his position without “good reason” prior to the termination of this contract the compensation terms of this agreement are null and void.

        Section 4.2.    Termination by the Company without Cause.     At any time after September 30, 2006, the Company may, in its sole and absolute discretion, terminate the Employee’s employment with the Company (the actual date of termination being referred to as the “Termination Date”) without cause, by providing written notice thereof to the Employee (“Termination Notice”) at least ninety days (90) prior to the Termination Date. In the event of termination of the Employee’s employment pursuant to this Section, the Company shall continue to pay to the Employee the Employee’s then current Annual Salary throughout such ninety-day (90) notice period and shall pay the Employee as compensation for loss of office (a) six months Annual Salary at the Employee’s then current salary in equal monthly installments over the six month period following the Termination Date (reduced pro rata if such termination occurs during the last year of the Initial Term and based on estimated time worked pursuant to Article 1), provided that such payments shall cease if the Employee becomes employed by a company which is in the Business during such six month period, and (b) all vacation accrued as of the Termination Date calculated in accordance with Section 1.2.4. Upon receipt by the Employee of a Termination Notice pursuant to this Section 4.2, (a) the Employee shall assist the Company in good faith to effect a smooth transition, and (b) the Company may request the Employee to vacate the premises owned by the Company and used in connection with the Business within a reasonable time, provided that the obligation of the Company to make payments to the Employee pursuant to this Section 4.2 and the other provisions of this Agreement shall not be affected, provided further, that in the event of a termination by the Company without cause pursuant to this Section 4.2, the provisions of Section 3.3 shall not apply and shall be of no further force or effect.

        Section 4.3.    Termination by the Company With Cause.    This Agreement shall be deemed to be terminated and the employment relationship between the Employee and the Company shall be deemed severed upon written notice to the Employee by the Company after the occurrence of any of the following:

a)
The final, non-appealable imposition of any restrictions or limitations by any governmental authority having jurisdiction over the Employee to such an extent that he cannot render the services for which he was employed.

b)
The Employee (i) willfully and continually fails or refuses (without proper cause) to substantially perform the duties of his employment and to adhere in all material respects to the provisions of this Agreement and the written policies of the Company, which failure shall not be remedied within thirty (30) days after written notice from the Company to the Employee, or (ii) conducts himself in a fraudulent manner, or (iii) conducts himself in an unprofessional or unethical manner which in the reasonable judgment of the Board of Directors of the Company is detrimental to the Company.

c)
The Employee willfully and continually fails or refuses to adhere to any written agreements to which the Employee and the Company or any of its affiliates are parties, which failure shall not be remedied within thirty (30) days after written notice from the Company to the Employee.

d)
In the event of death of the Employee during employment. In such event the Company shall pay to the estate of the Employee the compensation earned by the Employee prior to his death but not yet paid to him by the Company.

ARTICLE 5

Guarantee

        BASi hereby unconditionally and irrevocably guarantees to the Employee the due performance by the Company of all its obligations under or in respect of the terms of this Agreement and shall as primary obligor and not as surety on demand pay to the Employee all sums due to be paid by the Company to the Employee. This guarantee shall be a continuing guarantee and shall inure to the benefit of the Employee, his heirs, successors and assigns.

ARTICLE 6

Miscellaneous

        Section 6.1.    Relationship between the Parties.    The relationship between the Company and the Employee shall be that of an employer and an employee, and nothing contained herein shall be construed or deemed to give the Employee any interest in any of the assets of the Company.

        Section 6.2.    Medical Examination.    Employment is contingent upon your completion of a medical examination from our company physician.

        Section 6.3.    Security Clearance.    Employment us contingent upon the completion of a through background investigation.

        Section 6.4.    Eligibility.    Employee must provide proof of eligibility to work in the United States, within three days of employment, as mandated by current federal employment laws. Proof of eligibility includes a valid driver’s license, original social security card, passport, certified birth certificate, or an unexpired employment eligibility card.

        Section 6.5.    Notices.    Any notice required or permitted to be given under this Agreement shall be in writing and delivered personally or sent by certified mail, addressed to the party entitled to receive said notice, at the following addresses:

If to Company:	Bioanalytical Systems Evansville 2701 Kent Avenue West Lafayette, IN 47906

If to Employee:	Michael R. Cox 5521 Turkey Foot Road Zionsville, IN 46077

or at such other address as may be specified from time to time in notices given in accordance with the provisions of this Section 6.5.

        Section 6.6.    Enforceability.    Both the Company and the Employee stipulate and agree that if any portion, paragraph sentence, term or provision of this Agreement shall to any extent be declared illegal, invalid or unenforceable by a duly authorized court of competent jurisdiction, then, (a) the remainder of this Agreement or the application of such portion, paragraph, sentence, term or provision in circumstances other than those as to which it is so declared illegal, invalid or unenforceable, shall not be affected thereby, (b) this Agreement shall be construed in all respects as if the illegal, invalid or unenforceable matter had been omitted and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and (c) the illegal, invalid or unenforceable portion, paragraph, sentence, term or provision shall be replaced by a legal, valid and enforceable provision which most closely reflects the intention of the parties hereto as reflected herein.

        Section 6.7.    Nonwaiver.    The failure of either party hereto to insist in any one or more instances upon performance of any of the provisions of this Agreement or to pursue its or his rights hereunder shall not be construed as a waiver of any such provisions or as the relinquishment of any such rights.

        Section 6.8.    Succession.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and upon their heirs, personal representatives, and successor entities. This Agreement may not be assigned by either party without prior written agreement of both parties.

        Section 6.9.    Governing Law.    The laws of the United States and the State of Indiana shall govern the construction and enforceability of this Agreement.

        Section 6.10.    Entire Agreement.    This Agreement constitutes the entire Agreement between the parties as to the subject matter contained herein and all other agreements or understandings are hereby superseded and terminated.

        Section 6.11.    Collective Agreements.    There are no collective agreements which directly affect the terms and conditions of the Employee’s employment.

        Section 6.12.     Grievance and Disciplinary Procedures.    If the Employee wishes to obtain redress of any grievance relating to his employment or if he is dissatisfied with any reprimand, suspension or other disciplinary steps taken by the Company, he shall apply in writing to both the Chairman of the Board of Directors of the Company and the Chairman of the Audit Committee, setting out the nature and details of any such grievance or dissatisfaction.

        Section 6.13.     Heading.    The headings of the sections are inserted for convenience only and do not affect the interpretation or construction of the sections.

        Section 6.14.     Remedies.    Employee acknowledges that a remedy at law for any breach or threatened breach of the provisions of Sections 3.1 through 3.3 of this Agreement would be inadequate and therefore agrees that the Company shall be entitled to injunctive relief, both preliminary and permanent, in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach. Employee further acknowledges and agrees that in the event of a breach by Employee of any provision of Sections 3.1 through 3.3 of this agreement, the Company shall be entitled, in addition to all other remedies to which the Company may be entitled under this Agreement to recover from Employee its reasonable costs including attorney’s fees if the Company is the prevailing party in an action by the Company. This Agreement is entered into by the Company for itself and in trust for each of its affiliates with the intention that each company will be entitled to enforce the terms of this Agreement directly against Employee.

IN WITNESS WHEREOF, the Company and the Employee have executed, or caused to be executed, this Agreement as of the day and year first written above.

“COMPANY” Peter T. Kissinger, Ph.D. President & CEO	“EMPLOYEE” Michael R. Cox

EXHIBIT A

DRAFT EXAMPLE

BIOANALYTICAL SYSTEMS, INC.
EMPLOYEE INCENTIVE STOCK OPTION AGREEMENT

        THIS AGREEMENT, made this XXX day of April, 2004, by and between Bioanalytical Systems, Inc., an Indiana corporation with its principal office at 2701 Kent Avenue, West Lafayette, Indiana (hereinafter called “Company”), and Michael R. Cox, residing at 5521 Turkey Foot Road, Zionsville, IN 46077 (hereinafter called the “Grantee”), pursuant to the terms, conditions and limitations contained in the Company’s 1997 Employee Incentive Stock Option Plan as amended January 24, 2003 (hereinafter called the “Plan”), a copy of which is attached hereto as Exhibit B.

WITNESSETH THAT:

        WHEREAS, in the interests of affording an incentive to the Grantee to give his best efforts to the Company as a key employee, the Company wishes to provide that the Grantee shall have an option to buy Common Shares of the Company:

        NOW, THEREFORE, it is hereby mutually agreed to as follows:

        1.         The Company hereby grants to the Grantee the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of 25,000 shares (hereinafter called “Subject Shares”) of the presently authorized, but unissued, or treasury, Common Shares of the Company, hereinafter called the “Common Shares”) at a purchase price of $X.XX per share, exercisable in whole or in part from time to time subject to the limitation that no option may be exercised with respect to fewer than twenty-five (25) shares then subject to opinion hereunder, in which event any exercise must be as to all such shares and subject to the further limitation that the options represented by the Agreement shall be exercisable in two equal installments as set forth in Section 6(e) of the Plan. The option may be exercised as to the shares covered by the first installment from and after the six month anniversary of the grant of the option, with the second installment becoming exercisable on the one year anniversary date of the grant of the option. The option shall expire as to all shares subject to purchase hereunder on the 10th anniversary date of this Agreement if not exercised on or before such date.

        2.         Subject to the limitation specified in Section 1 hereof and in Section 6(e) of the Plan the Grantee may from time to time exercise this option by delivering a written notice of exercise and subscription agreement to the Secretary of the Company specifying the number of whole shares to be purchased, accompanied by payment (i) in cash, (ii) by certified check or bank cashier’s check, (iii) through the tender to the Company of Common Shares of the Company owned by the Optionee or by withholding of Common Shares of the Company that are subject to the option, which Common Shares shall be valued, for purposes of determining the extent to which the purchase price has been paid, at their fair market value on the date of exercise as determined in Section 6(c) of the Plan, or (iv) by a combination of the methods described in (i), (ii), or (iii). The Company may, in its sole discretion, refuse to withhold Common Shares of the Company as payment of the exercise price of the option. Such exercise shall be effective upon receipt by the Secretary of such written notice, subscription agreement and payment of the purchase price. Only the Grantee may exercise the option during the lifetime of the Grantee. No fractional shares may be purchased at any time hereunder.

        3.         Upon the effective exercise of the option, or any part thereof, certificates representing the shares so purchased, marked fully paid and non-assessable, shall be delivered to the person who exercised the option, except as provided in Section 6(j) of the Plan. Until certificates representing such shares shall have been issued and delivered, the Grantee shall not have any of the rights or privileges of a shareholder of the Company in respect of any such shares.

        4.         In the event that, prior to the delivery by the Company of all the Subject Shares, there shall be an increase or reduction in the number of Common Shares of the Company issued and outstanding by reason of any subdivision or consolidation of Common Shares or any other capital adjustment, the number of shares then subject to this option shall be increased or decreased as provided in Section 6(g) of the Plan.

        5.         The option and the rights and privileges conferred by this Option Agreement shall not be assigned or transferred by the Grantee in any manner except by will or under the laws of descent and distribution. In the event of any attempted assignment or transfer in violation of this Section 5, the option, rights and privileges conferred by this Option Agreement shall become null and void.

        6.         Nothing herein contained shall be deemed to create any limitation nor restriction upon such rights as the Company would otherwise have to terminate a person as an employee of the Company.

        7.         The option, rights and privileges herein conferred are granted subject to the terms and conditions set forth herein and in the Plan.

        8.         Any notices to be given or served under the terms of this Option Agreement shall be addressed to the Secretary of the Company at 2701 Kent Avenue, West Lafayette, Indiana, and to the Grantee at the address set forth on page one of this Option Agreement, or such other address or addresses as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given or served, and deposited in the United States mail.

        9.         The interpretation by the Incentive Stock Option Committee, appointed by the Company’s Board of Directors to administer the Plan, or any provisions of the Plan or of this Option Agreement shall be final and binding on the Grantee unless otherwise determined by the Company’s Board of Directors.

        10.         This Option Agreement shall be governed by the laws of the State of Indiana.

        IN WITNESS WHEREOF, the Company and the Grantee have signed this Option Agreement as of the day and year first above written.

ATTEST:	“COMPANY” BIOANALYTICAL SYSTEMS, INC. By: “GRANTEE” By:

EXHIBIT B

BIOANALYTICAL SYSTEMS, INC.
1997 EMPLOYEE INCENTIVE STOCK OPTION PLAN
(As Amended January 24, 2003)

1.    Purpose.    This 1997 Employee Incentive Stock Option Plan (hereinafter referred to as the “Plan”) is intended to be an incentive to, and to encourage share ownership by, key employees of Bioanalytical Systems, Inc. and its subsidiaries (hereinafter collectively referred to as the “Employer”) in the manner contemplated by Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), in order to provide such employees with a more direct and proprietary interest in the welfare and success of the Employer and to insure their continuation as employees of the Employer.

2.    Administration.    The Plan shall be administered by an Incentive Stock Option Committee (hereinafter referred to as the “Committee”) consisting of three (3) or more members of the Board of Directors of Bioanalytical Systems, Inc. (the “Company”) who are appointed from time to time by the Board of Directors of the Company. The Board of Directors of the Company may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors of the Company. The Committee shall have the power to interpret and construe the provisions of the Plan or any option granted under it, and such interpretation or construction shall be final and binding. The Committee may prescribe, amend and rescind rules and regulations relative to the Plan or its construction or interpretation. A majority of the Committee shall constitute a quorum. All determinations of the Committee shall be made by not less than a majority of its members. No member of the Committee shall be liable for any action or determination made in good faith.

3.    Eligibility.    Only those persons who are employees of the Employer shall be eligible to participate in the Plan. The Committee shall determine from time to time the particular employees of the Employer who shall be eligible to participate in the Plan and the extent of their participation therein. No option shall be granted under the Plan to any employee of the Employer who, at the time such option is granted, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent or subsidiary corporation of the Company or any parent or subsidiary corporation of any of the foregoing (such employee being hereinafter referred to as a “10% Shareholder”), except as provided below. In determining whether the percentage limitations of this paragraph are met, an employee shall be considered as owning any shares owned, directly or indirectly, by or for his brothers or sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants. For purposes of this paragraph 3, shares owned, directly or indirectly, by or for a corporation, partnership, estate, or trust shall be considered as being owned proportionately by or for its shareholders, partners, or beneficiaries. The percentage limitations of this paragraph 3 shall not apply, however, if at the time such option is granted the option price is at least one hundred ten percent (110%) of the fair market value of the shares subject to the option and such option by its terms is not exercisable after the expiration of five (5)years from the date such option is granted.

4.    Shares.    The shares subject to the options and other provisions of the Plan shall be shares of the Company’s authorized, but unissued, or reacquired Common Shares (the “Common Shares”). The total amount of the Common Shares on which options may be granted shall not exceed in the aggregate Three Hundred Ninety-Five Thousand (395,000) shares, except as such number of shares shall be adjusted in accordance with the provisions set forth in paragraph 6(g) hereof. In the event any outstanding option under the Plan expires or is terminated for any reason prior to the end of the period during which options may be granted, the Common Shares allocable to the unexercised portion of such option may again be subject to an option under the Plan. During the period that any options granted hereunder are outstanding, the Employer shall reserve and keep available such number of Common Shares as will be sufficient to satisfy all outstanding, unexercised options.

5.    Maximum Exercise Rule.     The aggregate fair market value (determined at the time the option is granted) of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year under all such plans of the Employer and any parent or subsidiary corporation of the Employer shall not exceed One Hundred Thousand Dollars ($100,000.00).

6.    Terms and Conditions of Options.     Options granted pursuant to the Plan shall be evidenced by agreements in such form as the Committee shall from time to time prescribe, which agreements shall comply with and be subject to the following terms and conditions:

a)
Medium and Time of Payment.    The option price shall be payable in United States dollars upon the exercise of the option and shall be paid (i) in cash; (ii) by certified check or by bank cashier’s check; (iii) through the tender to the Company of Common Shares of the Company or through the withholding of Common Shares of the Company that are subject to the option, which Common Shares shall be valued, for purposes of determining the extent to which the purchase price has been paid, at their fair market value on the date of exercise as determined in Section 6(c); or (iv) by a combination of (the methods described in (i), (ii), or (iii); provided, however, that the Committee may in its discretion impose and set forth in the option agreement pertaining to an option such limitations or prohibitions on the use of Common Shares to exercise options as it deems appropriate. Fair market value of the Common Shares shall be determined by the Committee in the same manner that it is determined in establishing option prices. Payment of the option price shall be accompanied by a written subscription agreement in a form to be prescribed by the Committee.

b)
Number of Shares.    The option agreement shall state the total number of shares to which it pertains, and the date of the grant of the option. The Committee may prescribe in the option agreement (a minimum number of Common Shares with respect to which an option may be exercised, in whole or in part.

c)
Option Price.     The option price shall be an amount per share not less than the fair market value per share of the Common Shares on the date of granting of the option. In the case of options granted to an employee of the Employer who is a 10% Shareholder, the option price shall be an amount per share not less than one hundred ten percent (110%) of the fair market value per share of the Common Shares on the date of the granting of the option. Fair market value shall mean, if the price of the (Shares is so reported, the closing price for the Common Shares on the National Association of Securities Dealers Automated Quotation System or any exchange on which the Common Shares are then traded, as reported in The Wall Street Journal (Midwest Edition). If the price of Common Shares is not so reported, fair market value shall be determined, in good faith, by the Committee in accordance with such procedures as the Committee shall from time to time prescribe.

d)
Term of Option.    The term of each option granted under the Plan shall expire within the period prescribed in the agreement relating thereto, which shall not be more than five (5) years from the (date the option is granted if the optionee is a 10% Shareholder and not more than ten (10) years from the date the option is granted if the optionee is not a 10% Shareholder.

e)
Date of Exercise.    Each option shall be exercisable as determined by the Committee and set forth in an option agreement, provided, however, that any such limitation on the exercise of an option contained in an option agreement may be rescinded, modified, or waived by the Committee, in its sole (discretion, at any time and from time to time after the date of grant of such option so as to accelerate the time in which the option may be exercised. Except as specifically restricted by the Committee, any option may be exercised in whole at any time or in part from time to time during its term.

f)
Termination of Employment.    In the event an optionee shall cease to be employed by the Employer, a parent corporation of the Employer, or a corporation or a parent or a subsidiary corporation of such corporation issuing or assuming an option in a transaction to which Section 424(g) of the Code applies, all options outstanding in the hands of the optionee shall terminate immediately as to any unexercised portion thereof; provided, however, that if any cessation of employment is due to retirement with the consent of the Employer or permanent and total disability, the optionee shall have the right, subject to the provisions of paragraph 6(d) and paragraph 6(e) hereof, to exercise the option, with respect to the shares for which it could have been exercised on the effective date of his cessation of employment, at any time within three (3) months after such cessation of employment due to (retirement with the consent of the Employer or at any time within twelve (12) months after such cessation of employment due to permanent and total disability; and provided further, that if the employee shall die while in the employ of the Employer, the employee’s personal representative shall have the right, subject to the provisions of paragraph 6(d) and paragraph 6(e) hereof, to exercise the option with respect to the shares for which it could have been exercised on the date of death, at any time within twelve (12) months from the date of death. Whether a cessation of employment is to be considered a retirement with the consent of the Employer or due to permanent and total disability, and whether an authorized leave of absence or absence on military or government service shall be deemed to constitute termination of employment, for the purposes of the Plan, shall be determined by the Committee, which determination shall be final and conclusive.

g)
Recapitalization.    The aggregate number of Common Shares on which options may be granted hereunder, the number of shares thereof covered by each outstanding option, and the price per share thereof in each such option, shall all be proportionately adjusted for any increase or decrease in the number of issued Common Shares resulting from a subdivision or consolidation of shares or any other capital adjustment, the payment of a share dividend, or other increase or decrease in the Common Shares (effected without receipt of consideration by the Employer. In the event that, prior to the delivery by the Employer of the Common Shares remaining under any outstanding option hereunder, there shall be a capital reorganization or reclassification of the capital of the Employer resulting in a substitution of other shares for the Common Shares, there shall be substituted the number of substitute shares which would have been issued in exchange for the Common Shares then remaining under the option if such Common Shares had been then issued and outstanding.

h)
Merger, Dissolution.     If the Employer shall be a party to any merger or consolidation, the Employer shall have the right to terminate any option outstanding on thirty (30) days written notice; provided, however, if such merger or consolidation is not consummated within 180 days from the date of the (aforementioned notice, all options terminated shall be deemed to have been continuously in effect since the date of execution thereof. In the event of a dissolution or liquidation of the Employer, the Employer shall give each optionee thirty (30) days written notice thereof; every unexercised option outstanding hereunder shall be deemed to be terminated upon such dissolution or liquidation.

i)
Assignability.    No option shall be assignable or transferable except by will or under the laws of   (descent and distribution. During the lifetime of an optionee, the option shall be exercisable only by the optionee.

j)
Issuance of Shares and Compliance with Securities Laws.    The Employer may postpone the issuance and delivery of certificates representing shares until (a) the admission of such shares to listing on any stock exchange on which shares of the Employer of the same class are then listed and (b) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation as the Employer shall determine to be necessary or advisable, which registration or other qualification the Employer shall use its best efforts to complete; provided, however, a person (purchasing shares pursuant to the Plan has no right to require the Employer to register the Common Shares under federal or state securities laws at any time. Any person purchasing shares pursuant to the Plan may be required to make such representations and furnish such information as may, in the opinion of counsel for the Employer, be appropriate to permit the Employer, in light of the existence or non-existence with respect to such shares of an effective registration under the Securities Act of 1933, as amended, or any similar state statute, to issue the shares in compliance with the provisions of those or any comparable acts.

k)
Rights as a Shareholder.    An optionee shall have no rights as a shareholder with respect to shares covered by an option until the date of issuance of a certificate to him and only after such shares are (fully paid. No adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

l)	Other Provisions. The option agreements entered into under the Plan shall contain such other provisions as the committee shall deem advisable.

7.    Term of Plan.    The Plan shall become effective upon the approval by the holders of a majority of the issued and outstanding shares of each class of the voting shares of the Company voting in person or by proxy at a duly held shareholders’ meeting; provided, however, that the Plan shall become effective only if approved by such shareholders within twelve (12) months before or after the date the Plan is adopted by the Company Board of Directors. The Board of Directors may, in its sole discretion, terminate the Plan at any time with respect to any shares as to which options have not been granted. No option shall be granted under the Plan thereafter.

8.    Amendment of the Plan.    The Board of Directors of the Company may from time to time, alter, amend, suspend, or discontinue the Plan with respect to any shares as to which options have not been granted; provided, however, that the Board of Directors may not, without further approval by the holders of a majority of the issued and outstanding shares of each class of voting shares of the Company:

a)	increase the maximum number of shares as to which options may be granted under the Plan (other than to reflect a stock split or stock dividend);

b)	change the class of shares for which options may be granted under the Plan; or

c)	change the provisions of paragraph 6(c) concerning the option price.

9.    Application of Funds.     The proceeds received by the Company from the sale of shares pursuant to options granted hereunder will be used for general corporate purposes.

10.    No Obligation to Exercise Option.     The granting of an option hereunder shall impose no obligation upon the optionee to exercise such an option.

11.    Continuance of Employment.     Neither the adoption of the Plan nor the granting of an option hereunder shall impose any obligation on the Employer to continue the employment of an optionee.

12.    Applicability of Amendments.     All outstanding options shall be deemed to be amended so as to include, to the extent applicable thereto, any amendments made to the Plan subsequent to the granting of such options.

13.    Withholdings.    The Committee shall have the right to require optionees to remit to the Company amounts sufficient to satisfy any federal, state or local income tax withholding requirements (or make other arrangements satisfactory to the Company with regard to such taxes) at such times as the Company deems necessary or appropriate for compliance with such laws.